As filed with the Securities and Exchange Commission on August 8, 2014
Registration No. 333-
____________________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_______________________________

Customers Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)
_______________________________

Pennsylvania (State or other jurisdiction of incorporation or organization)		27-2290659 (I.R.S. Employer Identification No.)
1015 Penn Avenue Suite 103 Wyomissing PA 19610 (610) 933-2000 (Address of Principal Executive Offices including Zip Code)

Amended and Restated Customers Bancorp, Inc. 2014 Employee Stock Purchase Plan
 (Full Title of the Plan)

Jay S. Sidhu
Chairman and Chief Executive Officer
Customers Bancorp, Inc.
1015 Penn Avenue
Suite 103
Wyomissing PA 19610
(610) 933-2000
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

_______________________________

Copies to:

Christopher S. Connell, Esq.
Lori Buchanan Goldman, Esq.
Stradley Ronon Stevens & Young, LLP
2005 Market Street, Suite 2600
Philadelphia, PA 19103-7018
Telephone: (215) 564-8707
Facsimile: (215) 564-8120

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
_______________________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Voting Common Stock	1,650,000	$18.86	$31,119,000	$4,008.13

(1)  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2) Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low per share sales prices of Customers Bancorp, Inc. voting common stock, as reported on The Nasdaq Stock Market LLC on August 6, 2014.
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EXPLANATORY NOTE

Customers Bancorp, Inc. (the “Company”) is registering 1,650,000 shares of its voting common stock, par value $1.00 per share (“Voting Common Stock”), under the Amended and Restated Customers Bancorp, Inc. 2014 Employee Stock Purchase Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information required by Part I of Form S-8 and related to this Registration Statement are omitted from this Registration Statement in accordance with the note to Part I of Form S-8. The Company will send or give to each participant in the Plan a copy of the documents containing information specified in Part I of Form S-8, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (“Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), the documents containing information specified in Part I are not being filed with or included in this Registration Statement. The documents containing information related to the Plan and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, each constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement. These documents may include periodic reports, such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as definitive Proxy Statements.  Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Therefore, in the case of a conflict or inconsistency between information set forth in this Registration Statement and information incorporated by reference into this Registration Statement, you should rely on the information contained in the document that was filed later.

This Registration Statement incorporates by reference the documents listed below that we previously have filed with the SEC.

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 12, 2014;

•	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, filed with the SEC on May 8, 2014, and June 30, 2014, filed August 8, 2014;

•	the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2014;

•	the Company’s Current Reports on Form 8-K filed with the SEC on each of May 6, 2014, May 16, 2014, June 26, 2014 (in each case, except to the extent furnished but not filed); and

•	the description of the Company’s voting common stock contained in the Company’s registration statement on Form 8-A filed with the SEC on May 15, 2013.

We are also incorporating by reference, as of the date of their filing, all other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Subchapter D of the Pennsylvania Business Corporation Law (“PBCL”) provides for indemnification of, and insurance for any person who is or was a representative of Customers Bancorp and specifically empowers us to indemnify, subject to the standards therein prescribed, any person who is or was a representative of Customers Bancorp in connection with any action, suit or proceeding brought or threatened by reason of the fact that he is or was a representative of Customers Bancorp. Article 8.02 of Customers Bancorp’s Bylaws requires us to indemnify each of our directors and officers in such capacity in which any such director or officer acts for or on behalf of Customers Bancorp including as an employee or agent.

Article Eight of our bylaws limits the personal liability of directors for monetary damages and provides for indemnification of officers and directors, as described below.  These provisions may not be amended to increase the directors’ exposure to liability or to decrease the indemnification to directors, officers or others except by the affirmative vote of 2/3 of the entire board of directors or 80% of the votes which all shareholders are entitled to cast.

Section 8.01 provides that, to the fullest extent permitted under Subchapter B of Chapter 17 of the PBCL, our directors shall not be personally liable to us or our shareholders or others for monetary damages for any action taken or any failure to take any action unless the director has breached or failed to perform the duties of his or her office and such breach or failure constitutes self-dealing, willful misconduct or recklessness.  This section does not apply to the responsibility or liability of such director under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law.

Section 8.02(a) requires Customers Bancorp to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact such person was a director or officer of Customers Bancorp or its bank subsidiaries, or any other direct or indirect subsidiary of Customers Bancorp, or is or was serving at the request of Customers Bancorp as a director or officer of another corporation or entity, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent authorized or permitted by the laws of the Commonwealth of Pennsylvania.

Section 8.02(b) requires us to pay the expenses (including attorney’s fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of any action, suit or proceeding upon the receipt of (i) an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified as authorized under the bylaws and (ii) if requested at the discretion of the board of directors, adequate security or a bond to cover such amounts for which it is ultimately determined that he or she is not entitled to such indemnity.

Section 8.02(c) provides that the right to indemnification and advancement of expenses is not exclusive of any other right to which such persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise.

Section 8.02(d) provides that we may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person and may create a fund of any nature for the benefit of any person and may otherwise secure in any manner our obligations with respect to indemnification and advancement of expenses regardless of the source of the indemnification right and without respect to whether or not we would have the power to indemnify such person under the bylaws.

Under current Pennsylvania law we do not have the power to indemnify any person for his or her willful misconduct or recklessness.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 9.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wyomissing, Commonwealth of Pennsylvania, on August 8, 2014.

Customers Bancorp, Inc.

By:	/s/ Jay S. Sidhu
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint Jay S. Sidhu, Robert E. Wahlman and Glenn Yeager, and each one of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and as of August 8, 2014.

Signature	Title

/s/ Jay S. Sidhu	Chairman, Chief Executive Officer and Director (Principal Executive Officer)
Jay S. Sidhu
/s/ Robert E. Wahlman	Chief Financial Officer (Principal Financial Officer)
Robert E. Wahlman
/s/ Carla A. Leibold	Chief Accounting Officer (Principal Accounting Officer)
Carla A. Leibold
/s/ Daniel K. Rothermel	Director
Daniel K. Rothermel
/s/ John R. Miller	Director
John R. Miller
/s/ T. Lawrence Way	Director
T. Lawrence Way
/s/ Steven J. Zuckerman	Director
Steven J. Zuckerman
/s/ Bhanu Choudhrie	Director
Bhanu Choudhrie

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Customers Bancorp, incorporated by reference to Exhibit 3.1 to the Customers Bancorp’s Form 8-K filed with the SEC on April 30, 2012

4.2	Amended and Restated Bylaws of Customers Bancorp, incorporated by reference to Exhibit 3.2 to the Customers Bancorp’s Form 8-K filed with the SEC on April 30, 2012

4.3
Articles of Amendment to the Amended and Restated Articles of Incorporation of Customers Bancorp, incorporated by reference to Exhibit 3.1 to the Customers Bancorp Form 8-K filed with the SEC on July 2, 2012

4.4	Amended and Restated Customers Bancorp, Inc. 2014 Employee Stock Purchase Plan, filed herewith

5.1	Opinion of Stradley Ronon Stevens & Young, LLP, filed herewith

23.1	Consent of BDO USA, LLP, filed herewith

23.2	Consent of ParenteBeard LLC, filed herewith

23.3	Consent of Stradley Ronon Stevens & Young, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)